Exhibit 99

CACI Reports Record Quarterly and Annual Results

     •   For Fiscal Year 2005:

-	Revenue increased 42% to $1.62 billion
-	Operating income increased 44% to $151.1 million
-	Diluted EPS increased 31% to $2.79 for the year
-	Operating cash flow increased 81% to $137 million
-	Contract funding orders increased 34% to $1.8 billion

          ARLINGTON, Va., Aug. 17 CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced today record results for its fourth fiscal quarter and twelve months ending June 30, 2005.

          Fourth Quarter Results
          For the fourth quarter of fiscal year 2005 (FY05) the Company reported revenue of $429.8 million, up $71.5 million, or 20 percent, over fiscal year 2004 (FY04) fourth quarter revenue of $358.3 million.  Approximately 14 percent of this increase represents organic growth, and the remainder results from the May 2004 acquisition of the Defense and Intelligence Group of American Management Systems, Inc.  Operating income during the quarter increased to $40.3 million, up 13 percent over operating income of $35.8 million during the same period a year ago.

          Net income for the fourth quarter was $23.4 million, or $0.76 per diluted share, an increase of 13 percent over net income of $20.7 million, or $0.69 per diluted share, for the fourth quarter of FY04.  The Company’s operating margin was 9.4 percent for the quarter, and operating cash flow totaled $61.4 million.

          Other highlights for CACI’s fourth quarter included:

•	Contract funding orders totaled $433 million, an increase of 57 percent
•	Contract awards were approximately $259 million, including:
	o	$89 million in national security and intelligence work
	o	$73 million to support U.S. Naval aviation readiness
	o	$25 million to support the U.S. Army’s Ammunition Management System
•	Days sales outstanding improved to 70 days versus 88 days a year ago
•	The Company’s cash balance increased to $133 million at June 30, 2005

          Full Year FY05 Results
          For the full fiscal year, revenue increased 42 percent to $1.62 billion, versus $1.15 billion of revenue for FY04.  Approximately 16 percent of the revenue growth was organic and across a broad base of Department of Defense, intelligence, and federal civilian agency customers.  The remaining 26 percent of the revenue growth was from acquisitions. Operating income increased 44 percent to $151.1 million compared with $104.7 million in FY04.

          Net income for FY05 was $85.3 million, or $2.79 per diluted share, an increase of 34 percent over net income of $63.7 million, or $2.13 per diluted share, reported in FY04.  The Company’s operating margin increased to 9.3 percent for the year, up from 9.1 percent during FY04.  Net cash provided by operations for FY05 was a record $137 million, an increase of 81 percent from FY04.

          FY05 Highlights
          In addition to the record revenue, earnings, and operating cash flow, major highlights and accomplishments during fiscal year 2005 include:

•	Contract funding orders increased to $1.8 billion, up 34 percent over FY04
•	Funded backlog was up 19% over the previous year to $887 million; total backlog at the end of FY05 was approximately $3.4 billion
•	Total contract awards for FY05 were approximately $1.2 billion, including:
	o	Over $300 million in national security and intelligence work
	o	$126 million to support the Navy Enterprise Maintenance Automated Information System (NEMAIS)
	o	$85 million to support the Navy’s fleet assistance and shipboard training (FAST) program
	o	$75 million to support information systems for Navy shipyards
•	Organic revenue growth for FY05 was 16 percent
•	Operating cash flow increased 81 percent to $137 million
•	Added to the Russell 1000 index; previously listed in the Russell 2000 index

          CEO’s Commentary
          Commenting on the results, Dr. J.P. (Jack) London, CACI’s Chairman, President, and Chief Executive Officer, said, “CACI delivered the best year- end and fourth quarter profits and revenue in our history. We set new growth records in every quarter of the fiscal year. Our CACI teams turned in exceptional contributions across all our operations both domestic and international. Our organic growth rate of 16 percent for the year exceeded the high end of our 12 to 15 percent goal.

          We have added new, key staff to our senior management team over the last 12 months, including the recent addition of Paul Cofoni as President of our U.S. Operations. Paul brings significant senior-level Tier 1 leadership that will reinforce our Tier 1 competitive position and facilitate our goal to deliver $3 billion in annual revenue by our fiscal year 2009.”

          Dr. London continued, “CACI is a strong growth company in a dynamic market. Our capabilities are aligned with national priorities in defense, intelligence, homeland security, and the transformation of the way the federal government does business. Our strategy is focused on helping government clients complete their most important missions, so we grow in areas of the government’s most critical needs. Thanks to a very successful core business strategy and our exceptional CACI team, we have met our growth targets again and produced another outstanding fiscal performance.”

          CACI Reiterates Guidance and Adopts FAS 123R
          The Company reiterates its guidance for its first quarter and full year FY06 as originally issued on June 23, 2005.  This guidance excludes the revenue or earnings from future acquisitions that may be completed prior to the end of FY06.

          Projected revenue and earnings for FY06 includes the adoption of FAS 123R and is shown with and without the effect of stock option expensing, as follows:

(In millions except for earnings per share)	1st Quarter	Total Year

Revenue	$420 - $430	$1,775 - $1,850
Pro forma diluted earnings per share, exclusive of effect of stock option expense	$0.71 - $0.74	$3.10 - $3.25
Stock option expense	$(0.11) - $(0.12)	$(0.26) - $(0.27)
Diluted earnings per share, inclusive of effect of stock option expense	$0.60 - $0.62	$2.84 - $2.98
Diluted weighted average shares	30.9	31.0

          The greater effect of expensing options in the first quarter relative to all of FY06 is due to immediate expense recognition, as required by accounting principles generally accepted in the U.S., of 100 percent of the entire estimated fair value of certain option grants.  The total stock compensation expense, which includes both the expense of stock options as shown above and the expense of restricted stock units granted by the Company, is a non-cash expense that has no effect on the Company’s cash flow.  Investors are cautioned that street consensus estimates may or may not reflect the effects of FAS 123R.

          This guidance represents our views as of August 17, 2005.  Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

          Conference Call Information
          The company has scheduled a conference call for 8:30 AM Eastern time Thursday, August 18th, during which management will be making a brief presentation focusing on fourth quarter results, operating trends and its expectations. A question-and-answer session will follow to allow further discussion of the results and the company’s future expectations. Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI’s Internet site at http://www.caci.com at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern time Thursday, August 18th, and can be accessed through CACI’s homepage (http://www.caci.com) by clicking on the CACI Investor Info button.

          About CACI
          CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 1000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,600 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at http://www.caci.com.

          There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; changes that could result from accounting adjustments requested in connection with finalizing our Report on Form 10-K; and other risks described in the company’s Securities and Exchange Commission filings.

For investor information contact:	For other information contact:
David Dragics, Vice President,	Jody Brown, Executive Vice President,
Investor Relations	Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com

(Financial tables follow)

Summary Financial Tables
CACI International Inc
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Quarter Ended		Year Ended

	6/30/2005	6/30/2004	6/30/2005	6/30/2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$429,778	$358,278	$1,623,062	$1,145,785
Costs and expenses:
Direct costs	278,281	219,642	1,019,474	708,371
Indirect costs and selling expenses	103,286	96,223	420,502	313,664
Depreciation and amortization	7,950	6,652	32,022	19,036

Total costs and expenses	389,517	322,517	1,471,998	1,041,071
Operating income	40,261	35,761	151,064	104,714
Interest expense, net	3,820	2,414	14,765	1,783

Income before income taxes	36,441	33,347	136,299	102,931
Income taxes	13,038	12,670	50,983	39,262

Net income	$23,403	$20,677	$85,316	$63,669

Basic earnings per share	$0.78	$0.71	$2.88	$2.19
Diluted earnings per share	$0.76	$0.69	$2.79	$2.13
Weighted average shares used in per share computations:
Basic	29,963	29,140	29,675	29,051
Diluted	30,802	29,884	30,564	29,877

Statement of Operations Margin Data

	Quarter Ended		Year Ended

	6/30/2005	6/30/2004	6/30/2005	6/30/2004

Gross profit margin	35.3%	38.7%	37.2%	38.2%
Operating profit margin	9.4%	10.0%	9.3%	9.1%
Net profit margin	5.4%	5.8%	5.3%	5.6%

Summary Financial Tables (continued)
CACI International Inc
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	6/30/2005	6/30/2004

	(Unaudited)	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$132,965	$63,029
Marketable securities	—	515
Accounts receivable, net
Billed	311,046	320,041
Unbilled	27,009	28,326

Total accounts receivable, net	338,055	348,367
Other current assets	21,910	20,545

Total current assets	492,930	432,456
Property and equipment, net	24,261	25,489
Goodwill & intangible assets, net	636,081	651,475
Other	50,363	44,884

Total assets	$1,203,635	$1,154,304

LIABILITIES & SHAREHOLDERS’ EQUITY:
Current liabilities
Notes payable	$3,641	$20,829
Accounts payable	36,900	37,662
Accrued compensation & benefits	77,903	72,387
Other current liabilities	88,857	93,383

Total current liabilities	207,301	224,261

Notes payable, long-term	342,861	391,401
Postretirement obligations	27,788	22,095
Other long-term liabilities	13,460	18,275

Shareholders’ equity	612,225	498,272

Total liabilities & shareholders’ equity	$1,203,635	$1,154,304

Summary Financial Tables (continued)
CACI International Inc
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended

	6/30/2005	6/30/2004

	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$85,316	$63,669
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	32,022	19,036
Amortization of deferred financing costs	1,344	224
Stock-based compensation expense	2,275	159
Deferred income tax benefit	(8,780)	(7,078)
Changes in operating assets and liabilities
Accounts receivable	5,493	(42,491)
Other current assets	(1,390)	(9,728)
Accounts payable and accrued expenses	(5,410)	27,625
Accrued compensation & benefits	5,177	17,187
Other current liabilities	15,565	1,388
Other liabilities	5,610	5,824

Net cash provided by operating activities	137,222	75,815

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,793)	(8,703)
Purchases of businesses, net of cash acquired	(6,823)	(503,331)
Net purchases of marketable securities	515	15,290
Other assets	(1,634)	73

Net cash used in investing activities	(16,735)	(496,671)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (payments) under credit facilities	(65,729)	411,325
Payment of financing cost	—	(8,221)
Proceeds from employee stock transactions	7,261	3,495
Proceeds from exercise of stock options	16,351	6,967
Purchase of common stock for treasury	(8,362)	(4,883)

Net cash provided by (used in) financing activities	(50,479)	408,683

Effect of exchange rates on cash and equivalents	(72)	1,467

Net increase (decrease) in cash and equivalents	69,936	(10,706)
Cash and equivalents, beginning of period	63,029	73,735

Cash and equivalents, end of period	$132,965	$63,029

Summary Financial Tables (Continued)
Revenue by Customer Type
(Unaudited)

	Quarter Ended

(dollars in thousands)	6/30/2005		6/30/2004		$Change	%Change

Department of Defense	$315,353	73.3%	$254,868	71.2%	$60,485	23.7%
Federal Civilian Agencies	88,391	20.6%	82,869	23.1%	5,522	6.7%
Commercial	18,892	4.4%	16,289	4.5%	2,603	16.0%
State and Local Government	7,142	1.7%	4,252	1.2%	2,890	68.0%

Total	$429,778	100.0%	$358,278	100.0%	$71,500	20.0%

	Year Ended

(dollars in thousands)	6/30/2005		6/30/2004		$Change	%Change

Department of Defense	$1,179,259	72.7%	$771,920	67.4%	$407,339	52.8%
Federal Civilian Agencies	350,886	21.6%	301,706	26.3%	49,180	16.3%
Commercial	68,140	4.2%	55,706	4.9%	12,434	22.3%
State and Local Government	24,777	1.5%	16,453	1.4%	8,324	50.6%

Total	$1,623,062	100.0%	$1,145,785	100.0%	$477,277	41.7%